UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

August 25, 2004
Date of Report (Date of earliest event reported)

NCI BUILDING SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-14315 (Commission File Number)	76-0127701 (I.R.S. Employer Identification No.)

10943 North Sam Houston Parkway West Houston, Texas (Address of principal executive offices)	77064 (Zip Code)

     Registrant’s telephone number, including area code:                    (281) 897-7788

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2—Financial Information
Item 2.02. Results of Operations and Financial Condition.
SIGNATURES

Section 2—Financial Information

Item 2.02. Results of Operations and Financial Condition.

     The information in this Form 8-K is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Form 8-K shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

     On August 25, 2004, NCI Building Systems, Inc. issued a press release announcing its financial results for its third quarter ended July 31, 2004. A copy of the press release is included herewith as Attachment I.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NCI BUILDING SYSTEMS, INC. (Registrant)
By:	/s/ Robert J. Medlock
Robert J. Medlock, Executive Vice President
and Chief Financial Officer

Dated: August 25, 2004

Attachment I

[NCI letterhead]

Contact:	Robert J. Medlock
Executive Vice President &
Chief Financial Officer
(281) 897-7788

NCI BUILDING SYSTEMS ANNOUNCES THIRD QUARTER NET INCOME PER
DILUTED SHARE OF $0.41

SALES INCREASE 25% TO NEW QUARTERLY RECORD

     HOUSTON (Aug. 25, 2004) – NCI Building Systems, Inc. (NYSE: NCS) today announced its financial results for the third quarter and nine months ended July 31, 2004. Sales increased 25% for the third quarter to $295.8 million from $236.3 million for the third quarter of fiscal 2003, the highest quarterly sales NCI has ever achieved. Net income for the quarter rose 23% to $8.4 million, or $0.41 per diluted share, from $6.8 million, or $0.36 per diluted share, for the third quarter of fiscal 2003. Results for the latest quarter include the previously announced charge for debt refinancing costs of approximately $9.9 million, or $0.28 per diluted share after tax. Without the impact of the debt refinancing, earnings per diluted share for the third quarter of fiscal 2004 is $0.69, up 92% compared to $0.36 per diluted share in the third quarter of fiscal 2003.

     Sales for the first nine months of fiscal 2004 increased 19% to $765.9 million from $643.3 million for the first nine months of fiscal 2003. Net income for the first nine months increased 72% to $21.9 million from $12.7 million for the comparable period in fiscal 2003, while net income per diluted share grew 63% to $1.09 from $0.67. Without the impact of the debt refinancing, earnings per diluted share for the first nine months of fiscal 2004 is $1.38, up 106% compared to $0.67 per diluted share for the first nine months of fiscal 2003.

     A.R. Ginn, Chairman and Chief Executive Officer of NCI, remarked, “Our strong financial results for the third quarter of fiscal 2004 reflect solid volume growth across all three of our primary businesses, which drove a significant increase in operating income. A key catalyst for this growth was our improved access to steel during the quarter and its reduced price volatility. Greater certainty regarding raw materials enabled us to pursue incremental market share in our metal components and coil coating businesses more aggressively than during the first half of the fiscal year.

     “The improvement in steel supply also positioned us to address the backlog in engineered building systems more decisively. As a result, we worked through most of the remaining backlog that existed before the steel price increases went into effect earlier this year, even while pursuing new business as we moved into the seasonally busiest half of our fiscal year. As

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NCI Building Systems Reports Third Quarter Results

Aug. 25, 2004

anticipated, the Building Group’s profitability improved for the third quarter due to renegotiating backlog contracts to recognize the steel price increases, in combination with the positive impact of new contracts based on higher selling prices.

     “During the third quarter, we also continued to strengthen our balance sheet through the refinancing of our existing bank debt and the redemption of $125 million principal amount of our 91/4% senior subordinated notes. We expect our future borrowing costs to decrease substantially because of these transactions, and we were pleased that our steadily improving financial position resulted in our debt ratings being raised by Moody’s and Standard and Poor’s during the quarter.

     “Because of our third-quarter performance, we are more confident than we have been throughout the fiscal year of our ability to meet our existing and new customers’ needs. Our primary concern regarding the fourth quarter is softening demand which we have begun to experience during the current quarter compared with the third quarter just ended, which appears consistent with the mixed results from recent economic data. Based primarily on these factors, we are today establishing our guidance for net income per diluted share for the fourth quarter of fiscal 2004 in a range of $0.80 to $0.83, compared with $0.53 per diluted share for the fourth quarter of fiscal 2003.

     “Although current economic uncertainty affects our short-term visibility, our third-quarter results demonstrate the continuing potential of both our market leadership position in an improving economy and our inherent operating leverage. Our third quarter sales growth highlighted our ability to expand our business organically, and our recently announced definitive agreement for the purchase of Heritage Building Systems and Steelbuilding.com is indicative of the continuing opportunities we see to expand through accretive acquisitions. As a result, we remain confident of NCI’s prospects for long-term profitable growth and increased shareholder value.”

     NCI Building Systems, Inc. is one of North America’s largest integrated manufacturers of metal products for the nonresidential building industry. The Company operates manufacturing and distribution facilities located in 16 states and Mexico.

Some statements contained in this release are “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Actual performance of the Company may differ from that projected in such statements as a result of factors such as industry cyclicality and seasonality, adverse weather conditions, fluctuations in customer demand and order patterns, raw material pricing, competitive activity and pricing pressure and general economic conditions affecting the construction industry. Investors should refer to statements regularly filed by the Company in its annual report to the Securities and Exchange Commission on Form 10-K, its quarterly reports to the SEC on Form 10-Q and its current reports to the SEC on Form 8-K and other filings with the SEC for a discussion of factors which could affect the Company’s operations and forward-looking statements made in this communication. The Company expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in expectations.

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NCI Building Systems Reports Third Quarter Results

Aug. 25, 2004

NCI BUILDING SYSTEMS, INC.
STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	July 31,	Aug. 2,	July 31,	Aug. 2,
	2004	2003	2004	2003
Sales	$295,814	$236,262	$765,906	$643,324
Cost of sales	227,578	182,954	589,835	504,535

Gross profit	68,236	53,308	176,071	138,789
Selling, general and administrative expenses	40,727	37,107	117,666	103,536

Income from operations	27,509	16,201	58,405	35,253
Interest expense	(3,736)	(4,939)	(12,618)	(14,698)
Loss on debt refinancing	(9,879)	—	(9,879)	—
Other income, net	1,184	36	1,939	739

Income before income taxes	15,078	11,298	37,847	21,294
Provision for income taxes	6,683	4,470	15,991	8,606

Net income	$8,395	$6,828	$21,856	$12,688

Net income per share:
Basic	$0.42	$0.36	$1.11	$0.68
Diluted	$0.41	$0.36	$1.09	$0.67
Average shares outstanding:
Basic	20,192	18,836	19,722	18,769
Diluted	20,480	18,951	19,990	18,921
Increase in sales	25.2%		19.1%
Increase in diluted earnings per share	13.9%		62.7%
Gross profit percentage	23.1%	22.6%	23.0%	21.6%
Selling, general and administrative expense percentage	13.8%	15.7%	15.4%	16.1%
Income from operations percentage	9.3%	6.9%	7.6%	5.5%

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NCI Building Systems Reports Third Quarter Results

Aug. 25, 2004

NCI BUILDING SYSTEMS, INC.
COMPUTATION OF EARNINGS BEFORE TAXES, INTEREST, DEPRECIATION,
AMORTIZATION AND OTHER NONCASH ITEMS (“ADJUSTED EBITDA”)
(Unaudited)
(In thousands)

	Twelve Months Ended
	July 31, 2004	Aug. 2, 2003
Net income (loss)	$31,968	$(41,562)
Add (deduct):
Provision for income taxes	22,143	15,698
Interest expense, net of interest income and amortization on deferred financing costs	17,490	19,709
Depreciation and amortization	22,840	23,072
401(k) noncash contributions	4,323	3,697
Loss on debt refinancing	9,879	808	(1)
Cumulative effect on change in accounting principle, net of tax	—	65,087
Noncash real estate, net of tax	391	—

Adjusted EBITDA(2)	$109,034	$86,509

(1)	The loss on debt refinancing was treated as extraordinary per the provisions of SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” which were applicable during fiscal year 2002.

(2)	The Company discloses adjusted EBITDA, which is a non-GAAP measure. EBITDA is a widely accepted financial indicator in the metal construction industry of a company’s profitability, ability to finance its operations, and meet its growth plans. This measure is also used by NCI internally to make acquisition and investment decisions. Adjusted EBITDA is calculated based on the terms contained in the Company’s credit agreement. Adjusted EBITDA should not be considered in isolation or as a substitute for net income determined in accordance with generally accepted accounting principles in the United States.

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NCI Building Systems Reports Third Quarter Results

Aug. 25, 2004

NCI BUILDING SYSTEMS, INC.
CONDENSED BALANCE SHEETS
(Unaudited)
(In thousands)

	July 31,	November 1,
	2004	2003
ASSETS
Cash	$9,514	$14,204
Accounts receivable, net	95,260	96,620
Inventories	130,908	59,334
Deferred taxes	8,904	8,904
Prepaids	7,213	6,243

Total current assets	251,799	185,305

Property, net	189,786	201,826
Excess of cash over fair value of acquired net assets	318,247	318,247
Other assets	4,234	7,782

Total assets	$764,066	$713,160

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$2,000	$6,250
Accounts payable	86,470	55,106
Accrued expenses	66,035	57,364

Total current liabilities	154,505	118,720

Long-term debt, noncurrent portion	213,600	242,500
Deferred income taxes	20,019	20,189
Equity	375,942	331,751

Total liabilities and shareholders’ equity	$764,066	$713,160

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NCI Building Systems Reports Third Quarter Results

Aug. 25, 2004

NCI BUILDING SYSTEMS, INC.
STATEMENT OF CONDENSED CASH FLOWS

(In thousands)
(Unaudited)

	Nine Months Ended
	July 31,	Aug. 2,
	2004	2003
Cash flows from operating activities:
Net income	$21,856	$12,688
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on debt refinancing	9,879	—
Depreciation and amortization	17,209	17,106
Loss on sale of fixed assets	156	57
Provisions for doubtful accounts	2,026	3,289
Deferred income tax provision	(170)	—
Change in working capital:
(Increase) decrease in current assets	(73,210)	4,079
Increase (decrease) in current liabilities	47,214	(1,076)

Net cash provided by operating activities	24,960	36,143

Cash flows from investing activities:
Proceeds from sale of fixed assets	558	86
Capital expenditures	(6,715)	(12,518)
Acquisitions of Able Door and Baytown Depot	—	(4,310)
Other	1,729	1,664

Net cash used in investing activities	(4,428)	(15,078)

Cash flows from financing activities
Proceeds from stock options exercised	15,988	3,378
Net borrowings (payments) on revolving lines of credit	10,600	(24,900)
Borrowing of long-term debt	200,000	—
Payments on long-term debt	(243,750)	(4,687)
Payment of debt refinancing costs	(8,060)	—
Purchase of treasury stock	—	(114)

Net cash used in financing activities	(25,222)	(26,323)

Net decrease in cash	(4,690)	(5,258)
Cash at beginning of period	14,204	9,530

Cash at end of period	$9,514	$4,272

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